EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

COTT CORPORATION

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Number 333-122974), Form S-8 (File Number 333-108128), Form S-8 (File Number 333-56980), Form S-8 (File Number 333-05172), Form S-8 (File Number 033-84964), Form S-8 (File Number 033-72894) and Form S-3 (File Number 333-112092) of Cott Corporation of our report dated March 7, 2008 relating to the financial statements, financial statement schedules and effectiveness of the internal control over financial reporting and financial statement schedules, which appears in this Annual Report on Form 10-K.

/s/    PricewaterhouseCoopers LLP

Chartered Accountants. Licensed Public Accountants

Toronto, Ontario

March 10, 2008